Exhibit 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Cory J. McQueen
Vice President and
Chief Financial Officer
(435) 655-6106

NUTRACEUTICAL REPORTS Q3 RESULTS

PARK CITY, Utah, July 31/PRNewswire-First Call/—Nutraceutical International Corporation (NASDAQ:  NUTR) today reported results for the fiscal 2008 third quarter ended June 30, 2008.  Net sales for the fiscal 2008 third quarter were $40.5 million compared to $38.7 million for the same quarter of fiscal 2007.  For the third quarter of fiscal 2008, net income was $2.9 million, or $0.26 diluted earnings per share, compared to net income of $2.9 million, or $0.25 diluted earnings per share, for the same quarter of fiscal 2007.

Net sales for the nine months ended June 30, 2008 were $126.0 million compared to $116.6 million for the same period in fiscal 2007.  For the nine months ended June 30, 2008, net income was $10.4 million, or $0.93 diluted earnings per share, compared to net income of $10.4 million, or $0.92 diluted earnings per share, for the same period of fiscal 2007.

Operating cash flow for the nine months ended June 30, 2008 was $14.4 million compared to $15.6 million for the same period of fiscal 2007.  This operating cash flow, combined with net borrowings of $10.0 million, was used to invest $14.1 million in property and equipment, $5.9 million in acquisitions of branded natural product businesses and $4.2 million in repurchases of common stock.

Bill Gay, chairman and chief executive officer, commented, “The growth in net sales for our fiscal 2008 third quarter came from the integration of our fiscal 2007 and 2008 acquisitions into our brands.  Operational synergies from manufacturing have enabled us to increase gross profit margins and provide continued strong operating cash flows.  Raw material costs have increased but our focus on sourcing has allowed us to mitigate the impact to date.  We continue to invest in marketing and sales in an effort to improve our competitive position while consolidating these acquisitions into the company.  It is important for us to remain promotionally competitive with the health food stores we serve during this economically challenging period.  We intend to continue to focus on addressing labor and other cost pressures.

We also continue to explore potentially non-dilutive and affordable acquisitions that will help us achieve our long-term growth objectives for sales and profitability.  Our business model and the industry we serve demonstrates how a long-term, value driven company like ours is able to produce solid results during times when consumers seem to be watching their pocket books.  We appreciate and thank everyone that supports us in our efforts to improve our business.”

ABOUT NUTRACEUTICAL

We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.  Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers.  Our core business strategy is to acquire, integrate and operate, from beginning to end, the manufacturing, marketing and distribution of branded nutritional supplement businesses in the natural products industry.  We believe that the consolidation and integration of these acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.

We sell branded nutritional supplements and other natural products under the trademarks Solaray®, VegLife®, KAL®, Nature’s Life®, Sunny Green®, Action Labs®, Natural Balance®, NaturalMax®, bioAllers®, Herbs for KidsTM, Natra-Bio®, NaturalCare®, Zand®, Health from the Sun®, Life-flo®, Larénim®, Living Flower Essences®, Pioneer®, Thompson®, Natural Sport®, Supplement Training Systems®, Premier One®, Montana Big Sky™, ActiPet®, FunFresh Foods™, Dowd & Rogers™, CompliMed®, AllVia™, Oakmont Labs®, Healthway®, Body Gold®, Sayge BioSciences™, Monarch Nutritional Laboratories™ and Great Basin Botanicals™.  Under the name Woodland Publishing™, we publish, print and market a line of books and booklets to, among others, book distributors, national retail bookstores and health and natural food stores.  We also distribute branded products of certain third parties.

We own neighborhood natural food markets, which operate under the trade names The Real Food Company ™, Thom’s Natural Foods™ and Cornucopia Community Market™.  We also own health food stores, which operate under the trade names Fresh Vitamins™, Granola’s™ and Pilgrim’s Natureway™.

We manufacture and/or distribute one of the broadest branded product lines in the industry with over 3,900 SKUs, including over 700 SKUs sold internationally.  We believe that as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to our future plans, objectives, expectations, intentions and financial performance and the assumptions that underlie these statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this Press Release. Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to, government regulations,  product liability claims and litigation, insurance coverage issues, a decrease in or slowing of the growth rate of the vitamin, mineral and supplement market, the success of the healthy foods channel, consumer perception of safety and quality of our products and similar products, competition, intellectual property rights of other parties, the loss of key personnel, disruptions from acquisitions, issues with obtaining raw materials of adequate quality or quantity, problems with information management systems, manufacturing efficiencies and operations, litigation generally, the volatility of the stock market generally and of our stock specifically, a general lack of adequate industry analyst coverage, and other factors indicated from time to time in our SEC reports, copies of which are available upon request from our investor relations group or which may be obtained at the SEC’s website (www.sec.gov).

© 2008 Nutraceutical Corporation.  All rights reserved.

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NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited; dollars in thousands)

	June 30,	September 30,
	2008	2007
Assets
Current assets, net	$54,887	$51,534
Property, plant and equipment, net	49,975	39,506
Goodwill	40,980	38,978
Other non-current assets, net	16,081	16,384
	$161,923	$146,402

Liabilities and Stockholders’ Equity
Current liabilities	$18,123	$20,275
Long-term liabilities	30,923	20,208
Stockholders’ equity	112,877	105,919
	$161,923	$146,402

NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; dollars in thousands, except per share data)

	Three months ended June 30,		Nine months ended June 30,
	2008	2007	2008	2007
Net sales	$40,454	$38,694	$125,986	$116,646
Cost of sales	18,489	17,889	57,192	53,193
Gross profit	21,965	20,805	68,794	63,453
Operating expenses
Selling, general and administrative	16,933	15,730	50,539	45,688
Amortization of intangible assets	185	121	522	230
Income from operations	4,847	4,954	17,733	17,535
Interest and other (income)/expense, net	223	352	1,008	814
Income before provision for income taxes	4,624	4,602	16,725	16,721
Provision for income taxes	1,771	1,749	6,309	6,354

Net income	$2,853	$2,853	$10,416	$10,367

Net income per common share
Basic	$0.26	$0.26	$0.94	$0.94
Diluted	0.26	0.25	0.93	0.92

Weighted average common shares outstanding
Basic	10,964,696	11,047,027	11,043,026	11,027,237
Diluted	11,097,500	11,251,405	11,181,609	11,234,775

NUTRACEUTICAL INTERNATIONAL CORPORATION

EBITDA SCHEDULE

(unaudited; dollars in thousands)

	Three months ended June 30,		Nine months ended June 30,
	2008	2007	2008	2007

Net income	$2,853	$2,853	$10,416	$10,367
Provision for income taxes	1,771	1,749	6,309	6,354
Interest and other (income)/expense, net (1)	223	352	1,008	814
Depreciation and amortization	1,514	1,236	4,256	3,501

EBITDA	$6,361	$6,190	$21,989	$21,036

(1)   Includes amortization of deferred financing fees.